Exhibit 15.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-273519) and Form S-8 (No. 333-267088) of IperionX Limited our report dated October 14, 2025 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of IperionX Limited, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers

Perth, Australia
October 14, 2025